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                                CERIDIAN CORPORATION
                            STOCK OPTION AWARD AGREEMENT

                           1993 LONG-TERM INCENTIVE PLAN


     This Agreement between you, ______________, and Ceridian Corporation (the "Company") is dated as of OCTOBER 21, 1998 (the "Date of Grant") and evidences the grant of a Non-Statutory Stock Option (the "Stock Option") to you pursuant to the 1993 Long-Term Incentive Plan of the Company (the "Plan"). Any capitalized term used in this Agreement which is defined in the Plan shall have the same meaning as set forth in the Plan.

     1. Effective as of the Date of Grant, and subject to the terms and conditions of the Plan and this Agreement, the Company has granted to you the option to purchase from the Company, and the Company has agreed to sell to you, _________ shares of Common Stock at a price of $54.81 per share (the "Option Shares"). This Stock Option is comprised of two components: ______ of the Option Shares will become exercisable as provided in paragraph 3 of this Agreement and are referred to as "Time-Based Option Shares," and ________ of the Option Shares will become exercisable as provided in paragraph 4 of this Agreement and are referred to as "Performance-Based Option Shares."

     2. This Stock Option will become void and expire at 5:00 p.m. (Minneapolis time) on the tenth anniversary of the Date of Grant and may not be exercised after that time.

     3. Except as otherwise expressly provided in paragraphs 5 through 9 of this Agreement, and provided you have been continuously employed by the Company or a Subsidiary since the Date of Grant, upon October 21, 1999, this Option shall become exercisable with respect to one-third of the Time-Based Option Shares, and upon each succeeding October 21st, the Option shall become exercisable with respect to an additional one-third of the Time-Based Option Shares.

     4. Except as otherwise expressly provided in paragraphs 5 through 9 of this Agreement, this Stock Option will become exercisable with respect to the Performance-Based Option Shares at the time specified in this paragraph 4, but only if, at the time specified, you have been continuously employed by the Company or a Subsidiary since the Date of Grant.

          (a) This Stock Option will become exercisable with respect to all of the Performance-Based Option Shares as of February 15, 2001 if the average closing price of a share of the Company's Common Stock on the New York Stock Exchange for any 20 consecutive trading days during the period beginning on October 21, 1998 and ending on January 31, 2001 is greater than $70.00 per share.

          (b) If the condition specified in paragraph 4(a) is not satisfied, this Stock Option will, nevertheless, become exercisable with regard to all of the Performance-Based Option Shares as of February 15, 2001 if the Company's rank for Total Return to Shareholders among S&P 500 Companies during the Performance Period exceeds the 60th percentile.


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          (c)  If neither of the conditions specified in paragraphs 4(a) and (b)
is satisfied, this Stock Option shall nevertheless become exercisable with respect to all of the Performance-Based Option Shares on October 21, 2004.

          (d) When used in this paragraph 4, the following terms shall have the meanings indicated:

               (1) "TOTAL RETURN TO SHAREHOLDERS" means, with respect to the Company or any other S&P 500 Company, the total return to a holder of the common stock of such company as a result of his or her ownership of such common stock during the Performance Period, such total return (i) to be expressed as a percentage of an assumed initial investment in such common stock as of October 21, 1998 and (ii) to include both the appreciation in the per share price of such common stock during the Performance Period and the per share fair market value of all dividends and distributions paid or distributed by such company with respect to such common stock during the Performance Period, assuming that all such dividends and distributions are reinvested in shares of such common stock at their Fair Market Value on the last trading day of the month in which the dividend or distribution is paid or distributed. For purposes of calculating Total Return to Shareholders for the Company or any other S&P 500 Company, the assumed initial investment in such company's common stock as of October 21, 1998 shall be at the applicable Starting Price, and the value of a share of such company's common stock at the end of the Performance Period shall be the applicable Ending Price.

               (2) "ENDING PRICE" means, with respect to any S&P 500 Company (including the Company), the average daily last reported sales price of a share of such company's common stock as reported in the WALL STREET JOURNAL during the period January 1, 2001 through January 31, 2001.

               (3) "FAIR MARKET VALUE" (i) with respect to the Company has the same meaning as specified in Section 2.10 of the Plan, and (ii) with respect to any other S&P 500 Company means the last reported sales price of a share of such company's common stock on the date in question as reported in the WALL STREET JOURNAL.

               (4) "PERFORMANCE PERIOD" means the period October 21, 1998 through January 31, 2001.

               (5) "S&P 500 COMPANIES" means the companies that comprise the Standard & Poors' 500 Stock Index as it existed on October 21, 1998, and which are still publicly traded on January 31, 2001.

               (6) "STARTING PRICE" means, with respect to any S&P 500 Company (including the Company), the average daily last reported sales price of a share of such company's common stock as reported in the WALL STREET JOURNAL during the period October 1, 1998 through October 21, 1998.

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          (e)  If there is any change in the corporate structure or shares of the Company of the types described in Sections 3.2(c) or 4.4 of the Plan, then the number of Option Shares, the Starting Price and Ending Price specified in this paragraph 4 and the per share price specified in paragraph 4(a) shall be appropriately adjusted as contemplated by Sections 3.2(c) and 4.4 of the Plan so as to prevent reduction or enlargement of your rights under this Agreement.

     5. If your employment with the Company and all Subsidiaries is terminated for Cause (as defined in Section 10.3(b) of the Plan), this Stock Option may not be exercised after such termination of employment and will be forfeited, and all of your rights under the Plan and this Agreement will immediately terminate.

     6. If your employment with the Company and all Subsidiaries terminates because of Death or Disability, this Stock Option shall immediately become exercisable with respect to all of the Time-Based Option Shares, and shall immediately become exercisable with respect to all of the Performance-Based Option Shares if the stock price performance condition specified in paragraph 4(a) of this Agreement was satisfied prior to the date of such termination. If your employment with the Company and all Subsidiaries terminates because of Retirement, then this Stock Option shall continue to become exercisable (i) with respect to the Time-Based Option Shares as specified in paragraph 3 of this Agreement, and (ii) with respect to the Performance-Based Option Shares on the date specified in paragraph 4(a) of this Agreement only if the stock price performance condition specified in paragraph 4(a) was satisfied prior to the date of such termination. To the extent this Stock Option is already exercisable at the time your employment terminates due to Death, Disability or Retirement, or becomes exercisable as provided in this paragraph 6, it will remain exercisable until the date specified in paragraph 2 of this Agreement.

     7. If a Change of Control Termination occurs, and if this Stock Option has been outstanding for at least six months from the Date of Grant, then you shall have the rights, if any, to accelerated exercisability of this Stock Option as are specified in Section 12 of the Plan as in effect on the date of the Change of Control, except that such accelerated exercisability shall be available with respect to the Performance-Based Option Shares only if the stock price performance condition specified in paragraph 4(a) of this Agreement was satisfied prior to the date of such termination.

     8. If your employment with the Company and all Subsidiaries terminates for any reason other than as provided in paragraphs 6 or 7 of this Agreement, you shall have three months following the date of such termination to exercise this Stock Option (but in no event after the time it expires as set forth in paragraph 2) to the extent that you were entitled to exercise it as of the date of such termination. You will forfeit this Stock Option to the extent it has not yet become exercisable as of such employment termination date. YOU EXPRESSLY CONSENT TO THE TREATMENT OF THE PERFORMANCE-BASED OPTION SHARES OF THIS STOCK OPTION IN THE MANNER SPECIFIED IN PARAGRAPHS 6, 7, AND 8 OF THIS AGREEMENT AS APPLICABLE, EVEN UNDER CIRCUMSTANCES THAT WOULD OR COULD OTHERWISE CONSTITUTE "DEATH", "DISABILITY", "RETIREMENT" OR "CHANGE OF CONTROL" AS DEFINED IN THE PLAN AND THEREBY RESULT IN DIFFERING TREATMENT.

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     9.  If, at any time during the period that this Stock Option is or may yet become exercisable in whole or in part, or at any time prior to one year after the termination of your employment with the Company and all Subsidiaries, whichever is later, you (i) engage in any commercial activity in competition with any part of the business of the Company or its Subsidiaries, (ii) divert or attempt to divert from Ceridian or its Subsidiaries any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors, (iii) make, or cause or attempt to cause any other person to make, any statement, either written or oral, or convey any information about the Company which is disparaging or which in any way reflects negatively upon the Company, or (iv) engage in any other activity that is inimical, contrary or harmful to the interests of the Company or its Subsidiaries, including influencing or advising any person who is employed by or in the service of the Company or its Subsidiaries to leave such employment or service to compete with the Company or its Subsidiaries or to enter into the employment or service of any actual or prospective competitor of the Company or its Subsidiaries, or influencing or advising any competitor of the Company or its Subsidiaries to employ or to otherwise engage the services of any person who is employed by or in the service of the Company or its Subsidiaries, or improperly disclosing or otherwise misusing any confidential information regarding the Company or its Subsidiaries, then notwithstanding any other provision of this Agreement (1) this Stock Option shall terminate effective the date on which you enter into such activity, unless terminated sooner by operation of another term of this Agreement or the Plan, and (2) any gain realized by you from exercising all or any portion of this Stock Option during a period beginning six months prior to the date on which you enter into such activity shall be paid by you to the Company. Should any provision of this paragraph be held invalid or illegal, such illegality shall not invalidate the whole of this paragraph, but, rather, the agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. This paragraph does not replace other such agreements you may have which also remain in effect.

     10. By accepting this Agreement, you consent to a reduction from any amounts the Company owes you from time to time (including wages or other compensation) of any amount you owe the Company under paragraph 9 of this Agreement. If the Company does not recover by means of set-off the full amount you owe it, you agree to immediately repay the unpaid balance to the Company.

     11. Nothing in the Plan or this Agreement shall confer upon you any right with respect to continued employment by the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate your employment at any time.

     12. This Agreement is subject to all of the terms and conditions of the Plan and, where any questions or matters of interpretation arise, the terms and conditions of the Plan and the rules of the Committee administering the Plan shall control.

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     13.  Neither you nor any other person shall have any rights as a stockholder with respect to any Option Shares until you or such other person shall have become a holder of record of such shares and, except as otherwise provided in Section 4.4 of the Plan, no adjustments shall be made for dividends or other distributions or rights as to which there is a record date preceding the date you become the holder of record of such shares.

     14. Any notice to be given with respect to this Stock Option, including without limitation a notice of exercise, shall be addressed to the Company,
Attention: Corporate Treasury, at its principal executive office at 8100 34th Avenue South, Minneapolis, Minnesota 55425, Facsimile No. 612-853-3932, and any notice to be given to you shall be addressed to you at the address given beneath your signature below, or at such other address as either party may hereafter designate in writing to the other.

     15. Any notice of stock option exercise must specify the number of shares with respect to which the Stock Option is being exercised and be accompanied by either (i) payment in full of the purchase price for the shares exercised or
(ii) a Broker Exercise Notice in form and substance satisfactory to the Company. The exercise of the Stock Option shall be deemed effective upon receipt by Corporate Treasury of such notice and payment of the exercise price from the Participant or the broker or dealer named in the Broker Exercise Notice. Any such notice will not be deemed given until actual receipt by Corporate Treasury.

     In Witness Whereof, Ceridian Corporation and you have executed this Agreement as of the Date of Grant.


CERIDIAN CORPORATION               OPTIONEE



By
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     Assistant Secretary           [Name of Optionee]


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                                   Address


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